UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

☑	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Lockheed Martin Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Amendment No. 1 to 2024 Proxy Statement
Lockheed Martin Corporation
March 25, 2024

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) amends the definitive proxy statement (the “2024 Proxy Statement”) originally filed by Lockheed Martin Corporation (the “Company”) with the Securities and Exchange Commission on March 15, 2024 relating to the Company’s 2024 Annual Meeting of Stockholders to be held on May 2, 2024. This Amendment is being filed solely to correct typographical errors in the transcription of certain text and webpage URLs in the stockholder proposals included in the 2024 Proxy Statement as Proposals 4, 5 and 6 and the inadvertent omission of certain text at the end of the stockholder proponent’s supporting statement for Proposal 5. Proposals 4, 5 and 6 are reproduced in full below with the full corrected text of the stockholder proponent’s supporting statements. Proposals 4, 5 and 6 as set forth below amend, replace, and correct Proposals 4, 5 and 6 of the originally filed 2024 Proxy Statement. The Company’s Board of Directors’ recommendation against Proposals 4, 5 and 6 are also reproduced below and are unchanged.

If you have already submitted your proxy by voting your shares, you do not need to take any action unless you wish to change your vote.

This Amendment should be read in conjunction with the 2024 Proxy Statement. From and after the date of this Amendment, any references to the “2024 Proxy Statement” are to the 2024 Proxy Statement as amended hereby. Except for the corrections specified above, all information in the 2024 Proxy Statement remains unchanged, is as of March 15, 2024, and does not reflect any information or events occurring after that date.

Proposal 4

Stockholder Proposal Requesting a Report on Alignment of Political Activities with Human Rights Policy	The Board recommends a vote AGAINST this proposal

The Sisters of St. Francis of Philadelphia, the Sisters of Charity of Saint Elizabeth and the Benedictine Sisters of Mount St. Scholastica intend to introduce the proposal set forth below at the Annual Meeting.
Beginning of Stockholder Proposal—Text and Footnotes are Reprinted from the Stockholder Submission:

Resolved: Shareholders request the Board of Directors annually conduct an evaluation and issue a public report, at reasonable cost and omitting proprietary information, describing the alignment of its political activities (including direct and indirect lobbying and political and electioneering expenditures) with its Human Rights Policy. The report should list and explain instances of misalignment, and state whether and how the identified incongruencies have or will be addressed.
Whereas: Lockheed Martin (Lockheed), in its Human Rights Policy, commits to protecting and advancing human rights and minimizing the negative consequences of its business activities. However, in opposition to these commitments, Lockheed actively lobbies, makes political contributions, and otherwise pushes for government sales of its products and services to customers linked to irremediable human rights violations, especially in conflict-affected and high-risk areas.
Engaging in political activities that are misaligned with its Human Rights Policy presents material legal, reputational, regulatory, and litigation risks to Lockheed and its investors.[1] Shareholders lack assurance that Lockheed's lobbying activities are not encouraging weak regulation of its sales and products that present significant human rights risks. For example, Lockheed faces scrutiny for its role manufacturing F-35 jets for the Joint Strike Fighter Program, the DOD's most expensive weapons system, which costs taxpayers over $1 trillion.[2] Beyond the program's technical issues and environmental damages,[3] Lockheed's F-35s have been used repeatedly to target civilians and are connected to apparent war crimes.[4] Despite this, Lockheed continues to lobby heavily to maintain and increase the F-35 budget.[5] In July 2023, Lockheed was awarded another $3 billion deal to sell 25 F-35's to Israel, where escalating violence exacerbates a humanitarian crisis.[6]
Research organizations have recorded defense manufacturers exerting "deep influence through money in politics."[7] Lockheed spent nearly $7 million lobbying in 2022, much of which focused on defense appropriations and foreign military sales.[8] Investors lack disclosure on these lobbying activities, particularly how they align with the Company's Human Rights Policy. The UN has criticized the "symbiotic relationship" between governments and defense contractors, "which can cause States to approve arms exports despite genuine human rights risks that should prevent them."[9] Additionally, Lockheed makes significant contributions to think tanks, which are not required to disclose donations. Lockheed has donated to think tanks lobbying against emissions disclosures for defense companies, for increased nuclear weapons production, and for US military involvement in foreign conflicts.[10]
Although Lockheed claims its political activities are conducted “in a responsible and ethical way,”[11] they appear misaligned with its human rights commitments. Establishing clear policies and reporting on misalignment is critical to mitigating material risks that harm shareholder value.
[1] https://corporate.vanguard.com/content/dam/corp/advocate/investment-stewardship/pdf/perspectives-and-commentary/INVSPOLS_032021.pdf
[2] https://www.nytimes.com/2019/08/21/magazine/f35-joint-strike-fighter-program.html
[3] https://saveourskiesvt.org/
[4] https://investigate.afsc.org/company/lockheed-martin ; https://www.hrw.org/news/2021/07/27/gaza-apparent-war-crimes-during-may-fighting#:~:text=The%20UN%20says%20that%20Israeli,civilian%20deaths%2C%20including%202%20children.
[5] https://prospect.org/power/lockheed-backed-reps-lobby-against-f-35-spending-cuts/
[6] https://www.reuters.com/world/middle-east/israel-buy-25-more-f-35-stealth-jets-3-bln-deal-2023-07-02/
[7] https://www.opensecrets.org/news/reports/capitalizing-on-conflict/yemen-case-study
[8] https://www.opensecrets.org/federal-lobbying/clients/summary?id=D000000104 ;
https://www.lockheedmartin.com/en-us/who-we-are/leadership-governance/board-of-directors/political-disclosures.html
[9] https://www.ohchr.org/sites/default/files/2022-08/BHR-Arms-sector-info-note.pdf
[10] https://inthesetimes.com/article/heritage-foundation-lockheed-martin-weapons-industry-climate-regulation-biden ;
    https://quincyinst.org/report/defense-contractor-funded-think-tanks-dominate-ukraine-debate/ ;
    https://inkstickmedia.com/what-buying-the-support-of-top-us-think-tanks-gets-you/
[11] https://www.lockheedmartin.com/en-us/who-we-are/leadership-governance/board-of-directors/political-disclosures.html

End of Stockholder Proposal—Board Vote Recommendation on Proposal 4 on Following Page

The Board of Directors Recommends Voting AGAINST Proposal 4
The Board recommends that stockholders vote AGAINST this proposal because it is unnecessary and not in the best interests of stockholders for the reasons set forth below. The report called for by the proponent is unnecessary because (i) the Company’s political activities fully align to our human rights policy, (ii) we already disclose our political activities beyond that which is required by law and (iii) our approach to human rights and public policy matters mitigates risk to the Company. The report is not in the best interests of stockholders because, while we respect the proponents’ right to object philosophically to our core business, we disagree with their purported examples of misalignment between lobbying activities and our human rights policy, and we believe that their selective use of generalized assertions about the influence of money in politics are more properly addressed in the political realm.
Lockheed Martin’s political activities support our business activities and are fully aligned with our human rights commitments.
There is no misalignment between our political activities and our human rights commitments as set forth in our Human Rights Policy, the principles of which are highlighted on page 21. We do not lobby, advocate for or contribute to, or engage others to lobby or advocate on our behalf for, anything that would violate human rights, cause people to be treated with a lack of respect for their human dignity, exacerbate the consequences of our customers’ use of our products or services, or diminish economic or social well-being. We do not lobby for the relaxation of U.S. government standards, including those that implicate human rights risks. To the contrary, in accordance with our Human Rights Policy, we engage in political affairs to advance and advocate our values and we support the U.S. government’s activities to protect and promote human rights. As described on page 20, our strong governance processes at the management and Board levels ensure our political activities are aligned with our policies and procedures, including our Human Rights Policy and related commitments.
We focus our political activities on explaining how our products and services support the U.S. government’s security and deterrence strategy and correcting any misinformation about our products. The U.S. government’s commitment to human rights in its foreign policy shapes the posture of our political engagements. The proponents assert incorrectly that Lockheed Martin lobbies for government sales of its products to customers linked to irremediable human rights violations. For instance, the proponents assert that our work to sell F-35s to international customers causes us to be complicit in war crimes and abet humanitarian crises, suggesting we should not sell F-35s to certain allies of the U.S. government despite the government’s desire for us to sell the planes to those allies. The proponents’ assertion is untrue and misstates the F-35 program’s role in strengthening global alliances and partnerships through connected deterrence capabilities, thus strengthening human rights. Ultimately, our work is closely aligned with our customers and is subject to rigorous government oversight to ensure that our business complies with the requirements of law and furthers the interest of the U.S. government and its allies to support human rights by helping to deter conflict around the world.
We comprehensively disclose our political activities and spending.
Lockheed Martin is committed to participating in the political and public policy process in a responsible, non partisan and ethical way that serves the best interests of our stockholders and customers. We only engage in political activities directly related to our core business interests, such as national defense, space exploration, alternative energy technologies, corporate taxes, export policy and international trade. We contribute to public policy debates by participating in trade and industry associations, as well as engaging directly in advocacy efforts at the federal and state levels and grassroots communications efforts.
Lockheed Martin joins trade associations that represent a broad spectrum of industry as well as industry segments that support a common goal/interests. We do so to engage on those policy issues important to our business interests. Mission consistency is important to us, and we review the value proposition of our participation in associations on a regular basis, considering a variety of factors including values alignment. We do not engage in political activities, including lobbying, through research and policy institutes, commonly known as think tanks, although we work with them on thought leadership regarding global security trends and other important issues impacting us and our customers, educational outreach and promotion, and other related activities.
Our Political Disclosures webpage discloses extensive information about our political and public policy activities beyond what is required by law. Our website discloses the philosophy, governance and oversight of our corporate political activity, including our federal lobbying expenses and the specific issues discussed.
Our approach to human rights and public policy matters mitigates risk to the Company.
Our commitment to strengthening and upholding human rights (see page 21), supporting the U.S. government’s national security strategy, and ethically and transparently engaging in government affairs activities by communicating with our customers to share information about our products and services mitigates risk to our Company. Because of our engagement, we can better understand our customers’ needs and perspectives and produce products and provide services that meet those needs, while sharing and advancing our Core Values of Do What’s Right, Respect Others and Perform with Excellence.

Proposal 5

Stockholder Proposal Requesting a Report on Reducing Full Value Chain GHG Emissions	The Board recommends a vote AGAINST this proposal

As You Sow, on behalf of the LongView LargeCap 500 Index Fund, Warren Wilson College and Lisette Cooper 2015 Trust, intends to introduce the proposal set forth below at the Annual Meeting.
Beginning of Stockholder Proposal—Text and Footnotes are Reprinted from the Stockholder Submission:

WHEREAS: The Intergovernmental Panel on Climate Change reports that immediate and significant emissions reductions are required of all market sectors to stave off the worst consequences of climate change.[1] Decarbonizing the aviation industry is a critical component of global decarbonization, according to the International Energy Agency.[2] Investor demand for science-aligned emission reductions and transition planning reflects the reality that climate-related risk exposure is growing.[3]
Lockheed Martin is subject to substantial emerging regulation and increasing costs in the US and abroad regarding its emission-intensive operations and products.[4] For instance, the proposed Federal Supplier Climate Risks and Resilience Rule would require large federal contractors, such as Lockheed Martin, to disclose Scope 1, 2, and 3 emissions and set science-based emissions reduction targets.[5] By reducing emissions from its full value chain, Lockheed Martin can reduce regulatory burdens and better assess technological changes, capital deployment needs, and financial opportunities.
Lockheed Martin’s current disclosures lack specific, forward-looking, and quantitative action plans that are sufficient to achieve alignment with the global aim of 1.5[o]C. While the Company set an emissions reduction target covering its operations, this goal covers less than 5% of the Company’s total emissions and fails to align with a 1.5[o]C ambition.[6] Lockheed has yet to set a target to reduce emissions from its value chain, which constitutes 95% of the Company’s overall emissions. This absence of emission reduction targets across all scopes, coupled with the absence of a comprehensive transition plan, leaves investors without crucial information regarding the Company’s exposure to climate-related risks in its supply chain and customer use, as well as its strategies for mitigating these risks. Aerospace and industrial companies are galvanizing action and investment toward decarbonizing. Lockheed risks falling behind as peers Airbus, BAE Systems, Cisco Systems, Deere & Company, Honeywell, and Safran have established targets through the Science Based Targets initiative across all scopes of emissions.[7]
By setting science-aligned emission reduction targets across its full value chain and providing a comprehensive transition plan, Lockheed Martin can improve its competitiveness against peers, prepare for regulation, and position itself to maximize climate-related opportunities.
BE IT RESOLVED: Shareholders request that the Board issue a report, at reasonable expense and excluding confidential information, disclosing how Lockheed Martin intends to reduce its full value chain emissions in alignment with the Paris Agreement’s 1.5[o]C goal.
SUPPORTING STATEMENT: Proponents recommend, at Board discretion, that the report include:
•A timeline for setting 1.5°C-aligned near-term emission reduction targets;
•A timeline for setting long-term net zero goals;
•A climate transition plan to achieve emissions reduction goals across all relevant emission scopes; and
•Annual reporting demonstrating progress towards meeting emission reduction goals.
[1] https://www.ipcc.ch/report/ar6/syr/downloads/report/IPCC_AR6_SYR_FullVolume.pdf, p.20
[2] https://iea.blob.core.windows.net/assets/13dab083-08c3-4dfd-a887-42a3ebe533bc/NetZeroRoadmap_AGlobalPathwaytoKeepthe1.5CGoalinReach-2023Update.pdf, p.87,88
[3] https://www.weforum.org/agenda/2023/10/climate-loss-and-damage-cost-16-million-per-hour/;
  https://corpgov.law.harvard.edu/2023/01/30/eu-finalizes-esg-reporting-rules-with-international-impacts/
[4] https://www.ft.com/content/7a0dd553-fa5b-4a58-81d1-e500f8ce3d2a;
  https://www.npr.org/2023/10/12/1205068747/climate-change-emissions-companies-disclosure-sec-california
[5] https://www.sustainability.gov/federalsustainabilityplan/fed-supplier-rule.html
[6] https://sustainability.lockheedmartin.com/sustainability/beyond-the-smp/carbon-strategy-and-climate-related-risk/;
  https://www.lockheedmartin.com/content/dam/lockheed-martin/eo/documents/sustainability/2023-cdp-climate-change-response.pdf, p.30-34
[7] https://sciencebasedtargets.org/companies-taking-action

End of Stockholder Proposal—Board Vote Recommendation on Proposal 5 on Following Page

The Board of Directors Recommends Voting AGAINST Proposal 5
The Board recommends that stockholders vote AGAINST this proposal because we believe the proposal does not take into account the unique challenges the Company faces in reporting Scope 3 greenhouse gas (GHG) emissions and seeking their reduction when the end-users of our products are sovereign governments that are not obligated to—and in many cases will not for national security reasons—report on or make commitments regarding Scope 3 goals. In addition, the request of the proposal introduces potential risks to our Company that are not in the best interests of stockholders and is unnecessarily prescriptive and premature. The proposal ignores the meaningful actions that the Company has taken and continues to take to reduce GHG emissions (including Scope 3) or our existing comprehensive reporting on these actions. Further, the proposal is nearly identical to a proposal the same proponent representative submitted last year, which nearly two-thirds of our stockholders voted against.
We sell defense and security products to sovereign governments, which precludes us from setting standalone, quantitative Scope 3 emissions reduction goals in isolation.
Aerospace and defense (A&D) companies face industry-specific constraints in addressing both upstream and downstream Scope 3 emissions, impeding our ability to set achievable quantitative Scope 3 emissions reduction goals without extensive cross-industry and cross-government collaboration. The defense industrial base relies on a highly specialized and complex supply chain. In addition, A&D contractors’ unique customer profile impacts Scope 3 emissions in many ways including:
•Sovereign governments control the specification of product requirements.
•Sovereign governments control the ultimate end use of products.
•Customers do not currently provide contractors with product-in-use information and that which they might provide will be limited by national security considerations.
These factors make it extremely challenging for individual defense contractors to set the requested Scope 3 emissions reduction targets at this time. They also set up a false comparison between defense contractors like Lockheed Martin and other sectors outside of defense, such as commercial aviation or transportation, for the purpose of setting Scope 3 emissions targets. We are unaware of any U.S.-based prime defense contractors that have set Net Zero Scope 3 reduction targets.
Given the nature of our business and our product portfolio, we estimate that the largest contribution to our Scope 3 emissions falls in the category of use of sold products by our customers. These products are designed, developed and manufactured in accordance with customer design specifications for sovereign governments’ highly-sensitive, global security and deterrence objectives. The U.S. government and its allies, not our Company, decide how and when to use products they purchase from us, which may be classified.
Despite the fact that the fundamental design and use of most of our products is determined by the U.S. government and its allies, we have engaged with the White House and the Department of Defense to discuss climate impacts of our products, shared challenges and collaboration opportunities. We also engage to shape final climate-related regulations to account for our industry challenges. And, as we discuss below, we view designing sustainability into our products as a competitive discriminator and continually develop new technologies and applications of existing technologies that can reduce the environmental impact of our products.
The lack of an applicable and relevant framework for setting Scope 3 emissions targets for the defense industry and its shared supply chain further limits our current ability to implement this proposal. Accordingly, at this time it is not even feasible for us to state a timeline for setting 1.5°C aligned Scope 3 emissions reduction goals or a climate transition plan as requested by the proponents.
Our sustainability strategy yields results and, unlike the “report” requested by the proponents, effectively mitigates risk.
Although the stockholder proposal purports to “only” require us to issue a report on GHG reduction, it effectively would require us to set long-term quantitative emission reduction targets, across all scopes, with a firm achievement timeline that fail to improve on our already robust efforts to reduce emissions and are out of step with our business planning processes.
Over our nearly 20-year history of focused investment in operational energy efficiency and carbon reduction, we have achieved meaningful GHG emissions reductions, including a 60% absolute reduction in Scope 1 and 2 GHG emissions between 2007 and 2023. These reductions are outperforming a science-based emissions reduction trajectory in line with accepted global decarbonization pathways under the absolute contraction approach. Our decarbonization goals and associated investment plan are part of our larger sustainability strategy called our Sustainability Management Plan (SMP). Each spring we report year-over-year progress against SMP goals in our Sustainability Performance Report, demonstrating our unwavering commitment to innovation, integrity, resilience and operational excellence for our business and good corporate citizenship in our communities. Our SMP goals derive from our internal risk assessment process, are directly tied to our business strategy, and mitigate salient risks to our business while driving efficiency into our operations.

We have also been a sector and industry leader in the evaluation and disclosure of our Scope 3 emissions. We have continued to improve our methodologies to assess, calculate and disclose our Scope 3 emissions using available recognized standards since we started doing so in 2012. We are transparent in disclosing details of our relevant Scope 3 emissions to our stockholders and stakeholders through our CDP Climate Change questionnaire and in our annual sustainability reporting.
We have a strong cross-functional working group, led by our Sustainability team, that supports the SMP and all sustainability-related disclosure and reporting. This working group fulfills a foundational role in our overall risk mitigation programs through the regular evaluation of rapidly evolving science, methodologies and industry standards, and by monitoring emerging sustainability-related regulations to ensure our business readiness. This working group has analyzed and developed compliance plans for the legislative and regulatory frameworks that have emerged over the past two years related to GHG emissions.
Our Executive Leadership Team oversees our sustainability program, ensuring integration and alignment with our overall business strategy. Our financial and strategic planning cycles are 3-5 years and we make some projections in 10-year cycles. Our climate targets are set over similar cycles and align with our anticipated investments to uphold our fiduciary duty to our stockholders. Setting long-term quantitative targets would increase risk and cost to our Company because the targets would be wholly detached from our robust and sound business planning processes. Furthermore, the proposal would seek to supplant the business judgment of the Board of Directors and management which is keenly focused on all current and emerging risks facing the Company, including climate-related risks.
We prioritize investments to drive continued emissions reductions, including across our full value chain.
As we explained in response to last year’s proposal from the same proponent representative, which was almost identical to the current proposal, we are constantly evaluating and developing opportunities across our value chain and related to our products with the goal of continued and expanded engagement and ultimately emissions reduction. In contrast, the proponent chose not to recognize our work or the significant stockholder support for our approach by requesting the same report as last year.
Current examples of our activities that demonstrate our continued effort to address Scope 3 emissions include:
•Continuing to research, develop, test and evaluate products that reduce customer emissions through propulsion enhancements, including electrification, hydrogen and sustainable aviation fuel use; and lightweighting and enhanced technologies to reduce overall flight time. Examples include:
◦The commercial biofuel flight demonstration of 1,500 miles using a Sikorsky S-92 (March 2022)
◦Development of the Hybrid-Electric Demonstrator (HEX), a fully-autonomous hybrid-electric vertical-take-off-and-landing (eVTOL) prototype with ranges greater than 500 nautical miles (March 2023)
◦Delivery of applied aircraft flight simulation that balances live training with mission preparation in the virtual world, reducing risk to our soldiers and avoiding actual flight hours to drive down operational and fuel costs and associated emissions (over 18,000 simulated F-35 pilot training hours in 2023).
•Launching our RENEWay program in 2023 aimed as supporting A&D suppliers in reducing their carbon emissions. See page 26 for more details.
•Joining nine other leading A&D companies in 2023 in the utilization of International Aerospace Environmental Group (IAEG) Sustainability Assessments powered by EcoVadis aimed at accelerating sustainability performance in the industry and the extended supply chain. The inaugural year of this program yielded nearly 1,000 supplier scorecards including access to supplier emissions data.
•Actively engaging in the American Center for Life Cycle Assessment (ACLCA) Industry Committee and the IAEG GHG Accounting work group to drive consistent industry-wide GHG emissions accounting and reporting practices.
We are serious about climate change management and the reduction of our GHG emissions, as demonstrated by our long-standing sustainability programs, forward-looking commitments and detailed activity reporting.
For nearly 20 years, Lockheed Martin has been a sector and industry leader in developing impactful, corporate-wide programs and processes to manage climate change risk and providing public disclosure. We are committed to transparency with respect to our climate change initiatives and have taken significant steps to increase our disclosure. Our recently restated and accelerated Scope 1 and Scope 2 carbon reduction and renewable energy goals and disclosures are on par with those of other defense contractors. Through our annual sustainability performance reports, we disclose progress towards our Scope 1 and 2 emission reduction goals. We also disclose details of our relevant Scope 3 emissions through our CDP Climate Change questionnaire and our Performance Index, which are both accessible on the Disclosure Hub on our sustainability website. Accordingly, we already produce annual reports detailing our programs and plans to achieve our emissions reduction targets and demonstrating our measured progress toward meeting emissions reductions goals. We also already disclose relevant Scope 3 emissions information. As the proposal specifically requests Scope 3 emissions disclosures and annual reports demonstrating progress towards meeting emissions reduction goals, these elements of the proposal are duplicative and unnecessary.

Proposal 6

Stockholder Proposal Requesting Reduction in Threshold to Call Special Stockholder Meetings	The Board recommends a vote AGAINST this proposal

Mr. John Chevedden intends to introduce the proposal set forth below at the Annual Meeting.
Beginning of Stockholder Proposal—Text and Graphic are Reprinted from the Stockholder Submission:

Proposal 6— Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to give the owners of a combined 15% of our outstanding common stock the power to call a special shareholder meeting.
It seems reasonable for a combined 15% of Lockheed Martin shares to call for a special shareholder meeting since a lone LMT shareholder who owns 10% of LMT shares can now call for a special shareholder meeting.
LMT shareholders gave 46% support to this proposal topic in 2022 when it called for the lower 10% of shares to have the right to call for a special shareholder meeting. This 46% support likely represented 51% support form the LMT shares that have access to independent proxy voting advice and are not forced to rely on the biased view of management.
It is important to remember that it took much more LMT shareholder conviction to vote for the 2022 special shareholder meeting improvement proposal, and thereby reject the recommendation of the Board of Directors, than to simply follow the BOD recommendation.
The LMT BOD analysis of this proposal topic in 2022 failed to recognize that it now only theoretically takes 25% of LMT shares to call for a special shareholder meeting. This theoretical 25% translates into 33% of LMT shares that cast ballots at our annual meeting. It would be hopeless to expect that shares that do not have the time to vote would have the time to go through the special procedural steps to call for a special shareholder meeting.
It is also important to have a more reasonable stock ownership percentage to call for a special shareholder meeting to help make up for the fact that we do not have a shareholder right to act by written consent. Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet somewhat make up for it by providing for 10% of shares to call for a special shareholder meeting.
In 2021 LMT shareholders gave 46%-support to a shareholder proposal for a right to act by written consent in spite of BOD resistance propped up by misleading BOD statements.
When reading the management statement next to this proposal, or any shareholder proposal, please remember that there is a formal process to root out any supposedly misleading shareholder text in a shareholder proposal but there is no formal process to root out misleading BOD text next to a shareholder proposal.
Please vote yes:

Special Shareholder Meeting Improvement — Proposal 6

End of Stockholder Proposal—Board Vote Recommendation on Proposal 6 on Following Page

The Board of Directors Recommends Voting AGAINST Proposal 6
The Board recommends that stockholders vote AGAINST this proposal because stockholders already have a meaningful and balanced right to call special meetings and the Company has strong corporate governance practices with Board accountability to stockholders. The Board believes that the requested change is unnecessary and is not in the best interests of the stockholders.
Our stockholders already have a meaningful right to call a special meeting at any time.
Under our Bylaws, any stockholder owning 10% or a group of stockholders owning 25% of our outstanding common stock may call a special meeting at any time. The only subject matter restriction is that we are not required to call a special meeting to consider a matter that is substantially the same as voted on at a special meeting within the preceding 12 months unless requested by a majority of stockholders. See “Our stockholders have the right to call a special meeting” on page 17.
Our current ownership thresholds reflect strong corporate governance practices.
Our 25% aggregate ownership threshold to call a special meeting is the most common standard among our compensation comparator group and S&P 500 companies and is consistent with the default provision under Maryland law. We go further by permitting an individual stockholder owning 10% to call a special meeting, providing an additional stockholder right that most companies do not offer. Our threshold also does not include a holding period requirement, unlike many other companies.
Our Board continues to believe our current ownership thresholds are reasonable and appropriate.
The Board believes that our current 25% threshold permits a reasonably sized group of stockholders to call for a special meeting on matters that are likely to be of interest to a broad base of stockholders. Our concern with a threshold set too low is that a small group of stockholders could use the mechanism of special meetings to advance their own narrow interests, without regard to the broader interests of stockholders and may be contrary to the long-term best interests of the Company and its stockholders. For example, event-driven investors could join together to use special meetings to disrupt our business plans or facilitate self-serving short-term financial strategies that may encourage short-term stock ownership manipulation.
Special meetings can be costly, time-consuming and disruptive to normal business operations, and may divert Board and management time and attention from focusing on strategy and execution giving an advantage to our competitors. Given the considerable investment of time and resources necessary to hold a special meeting, the Board believes that stockholders generally would be interested in special meetings only in rare cases when delaying the consideration of a matter until the next annual meeting would be detrimental to stockholder value. We believe that our current 25% aggregate ownership threshold (10% for a single stockholder) is consistent with the long-term interests of our stockholders and strikes the appropriate balance between providing stockholders a meaningful mechanism to call a special meeting and protecting the Company and other stockholders from a threshold that is low enough to encourage short-termism in the calling of a special meeting.
Stockholders rejected similar proposals in 2016 and 2022 from the same proponent.
Just two years ago, in 2022, stockholders rejected a proposal to lower the aggregate ownership threshold for stockholders to call a special meeting to 10% and in 2016 they rejected a proposal to lower the threshold to 15%. The Board does not believe any material developments have occurred since these prior votes that should change stockholders’ views on the request to lower the aggregate ownership threshold. Although the majority of our stockholders voted against lowering the threshold to call a special meeting in 2022, we nevertheless engaged with investors on this issue following the 2022 annual meeting to better understand their views and considered their feedback in our decision to retain our current practice.
We are committed to sound corporate governance and an active investor engagement program to ensure Board accountability.
At the direction of the Board, the Company engages directly with its stockholders throughout the year to seek their views on an array of issues, including corporate governance matters, and reports to the Board on those engagements. In 2023, we engaged with stockholders representing 45% of our outstanding shares and none expressed concern with our existing special meeting right threshold. Furthermore, we believe that governance best practices strengthen our Board and management and we have continued to evolve our governance practices to reinforce Board accountability and ensure stockholder rights. For example, the Board adopted its current 25% special meeting threshold in 2011, adopted proxy access in 2016 (giving stockholders the right to include director nominations in the Company’s proxy statement for the annual meeting), and amended the Company’s Bylaws in 2017 to provide stockholders the power to amend the Company’s Bylaws. Our directors also remain accountable to our stockholders through annual elections by our stockholders with a majority voting standard and a resignation policy for directors who do not receive a majority of votes cast in an uncontested election, as more thoroughly described in the Board response to Proposal 7. In addition, our Board has demonstrated its commitment to Board refreshment and to the election of highly qualified independent directors. Over the past six years, seven new independent directors have been elected to the Board.